Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Ares Management Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.01 per share	Other	36,677,376	$93.85	$3,442,171,737.60	$110.2 per $1,000,000	$379,327.33
Total Offering Amounts				$93.85	$3,442,171,737.60		$379,327.33
Total Fee Offsets							N/A
Net Fee Due							$379,327.33

(1)	This Registration Statement covers 36,677,376 shares of Class A common stock, par value $0.01 per share (the “Common Shares”), of Ares Management Corporation, a Delaware corporation (the “Company”), available for issuance under the Ares Management Corporation 2023 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding Common Shares or shares issuable pursuant to awards granted under the Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $93.85 per Common Share, which is the average of the high and low price per Common Share as reported by the New York Stock Exchange on July 6, 2023.